                                                                    EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
ICOS Corporation
    and
The Board of Directors
Suncos Corporation

  We consent to the use of our reports on the consolidated financial statements of ICOS Corporation and subsidiary as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999 and the financial statements of Suncos Corporation (a development stage corporation) as of December 31, 1999 and 1998 and for each of the years in the two-year period ended December 31, 1999 and the periods from February 6, 1997 (inception) through December 31, 1997 and 1999, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

  Our report dated January 21, 2000, except as to note 3, which is as of November 13, 2000, covering the December 31, 1999 financial statements of Suncos Corporation contains an explanatory paragraph that states that Suncos Corporation's recurring losses from operations and accumulated deficit raise substantial doubt about the entity's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                          /s/ KPMG LLP


Seattle, Washington
November 14, 2000